NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

WARSAW, N.Y., January 26, 2016 – Financial Institutions, Inc. (Nasdaq: FISI), today reported financial results for the fourth quarter and year ended December 31, 2015. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank, Scott Danahy Naylon Insurance and Courier Capital. The Company’s financial results since August 1, 2014 include the results of operations of Scott Danahy Naylon (“SDN”), an insurance agency the Company acquired in August 2014.

Fourth Quarter and Full Year 2015 Highlights:

Increased net interest income to a record $24.6 million in the fourth quarter

Increased noninterest income to $8.6 million in the fourth quarter

Grew total loans $171.8 million or 9% over the prior year

Increased total deposits by $280.0 million or 11% from the end of the prior year

Increased total assets by $291.5 million, to reach $3.38 billion, the Company’s highest level of year-end total assets

Increased net interest income to $95.3 million in 2015, driven by a 9% increase in average interest-earning assets

Strong performance resulted in return on average common equity of 9.87% for the year

Focus on commercial lending resulted in 17% growth in commercial business loans and 19% growth in commercial mortgages

Total risk-based capital increased to 13.35% from 11.72%, strengthening the Company’s capital position to support future growth

Opened one and announced plans for a second “Made For You” financial solution center in the Rochester area; unique customer service experience to be offered in one of the Company’s targeted growth markets

Furthered the diversification of our financial services business lines through the January 2016 acquisition of Courier Capital as a wealth management platform

Net income for the fourth quarter 2015 was $6.6 million, compared to $8.3 million for the third quarter 2015, and $7.9 million for the fourth quarter 2014. After preferred dividends, fourth quarter 2015 net income available to common shareholders was $6.3 million or $0.44 per diluted share, compared with $8.0 million or $0.56 per share for third quarter 2015, and $7.6 million or $0.54 per share for fourth quarter 2014.

For the full year of 2015, the Company earned net income of $28.3 million, compared to $29.4 million for the full year of 2014. Net income available to common shareholders was $26.9 million or $1.90 per diluted share for the full year of 2015. This compares to net income available to common shareholders of $27.9 million or $2.00 per diluted share for the full year of 2014.

The Company’s President and Chief Executive Officer Martin K. Birmingham stated, “In 2015 we maintained the momentum of the last three years. We continued to execute on our growth and diversification strategy. We saw progress in our core banking franchise with robust growth in both loans and deposits. We also continued to integrate the SDN insurance platform into our sales process and, during the fourth quarter, we announced our agreement to purchase Courier Capital as our wealth management platform, which closed at the beginning of 2016.

“Our market presence increased in the City of Rochester with the opening of our first branch office in November. Our CityGate Financial Solution Center has received an outstanding reception. By year-end the office had already exceeded $10 million in deposits.

“We also advanced our leading position as a small business lender. Through the first three months of the current SBA fiscal year, we rank #1 in the number of SBA loans in the Rochester region and #3 in the Buffalo region.* This confirms the success of our business banking initiatives as we become the small business lender of choice in Upstate New York,” continued Mr. Birmingham.

Kevin B. Klotzbach, the Company’s Chief Financial Officer added, “Total deposits increased 11% from 2014 and we ended the year with a record level of loans, increasing 9% from 2014. This growth has allowed us to successfully offset the margin pressure facing the entire industry.”

During the fourth quarter of 2015, the Company recognized a non-cash goodwill impairment charge of $751 thousand and a non-cash fair value adjustment of the contingent consideration liability that resulted in noninterest income of $1.1 million related to the SDN acquisition. The fair value of the consideration was recorded at the time of the SDN acquisition and was included in goodwill as a component of the purchase price.

“While our fourth quarter 2014 results were positively impacted by an investment in $3.0 million of historic tax credits, our fourth quarter 2015 results were adversely impacted by approximately $300 thousand in acquisition expenses, an increase in provision for loan losses associated with a significant volume of loans closed at the end of the quarter and staffing expenses related to new branch expansion. Even with these fourth quarter items, we are pleased with our overall 2015 results, especially considering the investments we have made in compliance, personnel and infrastructure throughout 2015,” continued Mr. Klotzbach.

Net Interest Income and Net Interest Margin

Net interest income was $24.6 million in the fourth quarter 2015 compared to $24.1 million in the third quarter 2015 and $24.1 million in the fourth quarter 2014. The Company’s net interest margin increased by 6 basis points from 3.20% for the third quarter 2015 to 3.26% for the fourth quarter 2015, primarily due to a corresponding increase in the yield on average loans.

Net interest income for the fourth quarter 2015 increased $493 thousand compared to the fourth quarter 2014. The increase was primarily related to an increase in average interest-earning assets of $316.3 million, led by a $172.3 million increase in investment securities and a $144.0 million increase in loans. The increase was partially offset by a lower net interest margin, which decreased 30 basis points from the fourth quarter 2014 to the fourth quarter 2015.

For the year ended December 31, 2015, net interest income rose 2% to $95.3 million from $93.8 million in 2014 as a result of a $241.4 million or 9% increase in average interest-earning assets. These increases were partially offset by a 22 basis point narrowing of the net interest margin to 3.28% in 2015 from 3.50% in 2014.

Noninterest Income

Noninterest income was $8.6 million for the fourth quarter 2015 compared to $7.0 million in the third quarter 2015 and $5.2 million in the fourth quarter 2014. The quarter-over-quarter change was driven primarily by a $1.1 million gain due to the reduction in the Company’s estimate of the fair value of the contingent consideration liability recorded for SDN. Compared to the fourth quarter 2014, noninterest income in the fourth quarter 2015 increased by $3.4 million. The increase was primarily related to the amortization of a historic tax investment in a community-based project totaling $2.3 million that was recorded in the fourth quarter of 2014. These types of investments are amortized in the first year the project is placed in service and the Company recognized the amortization as contra-income, included in noninterest income, with an offsetting tax benefit that reduced income tax expense.

Noninterest income totaled $30.3 million for the full year 2015, an increase of $5.0 million when compared to $25.3 million in the prior year. Insurance income increased by $2.8 million to $5.2 million during the current year as 2015 reflects the benefit of a full year of revenue associated with the 2014 SDN acquisition. 2015 noninterest income reflects the $1.1 million gain due to the reduction in the estimate of the fair value of the contingent consideration liability recorded for SDN as previously mentioned. Also included in noninterest income is the tax credit investment amortization described above of $390 thousand and $2.3 million for the years ended December 31, 2015 and 2014, respectively. Offsetting those increases was a $1.2 million decline in service charges on deposits, due primarily to lower overdraft fees.

Noninterest Expense

Noninterest expense was $21.8 million for the fourth quarter 2015 compared to $19.3 million in the third quarter 2015 and $19.4 million in the fourth quarter 2014. Salaries and employee benefits expense, the largest noninterest expense item, was up $1.1 million from the third quarter 2015, and reflects a combination of additional personnel to support organic growth as part of the Company’s expansion initiatives and year-end medical expense. Noninterest expense also included $751 thousand of goodwill impairment in the fourth quarter of 2015 related to the SDN acquisition, an increase of $540 thousand in professional service fees attributable to the acquisition of Courier Capital, and additional marketing services related to branding and the new branch opening at CityGate.

Noninterest expense for the full year 2015 totaled $79.4 million, a $7.0 million increase compared to $72.4 million in the prior year. Salaries and benefits expense increased $3.8 million year-over-year, reflecting the full year impact of the addition of employees from SDN and increased staffing associated with the Company’s expansion initiatives. Also contributing to the increase were higher occupancy and equipment expense, computer and data processing expense, the previously mentioned goodwill impairment charge and other noninterest expense.

Income Taxes

Income tax expense was $2.2 million in the fourth quarter 2015 compared to $2.8 million in the third quarter 2015, and $84 thousand in the fourth quarter 2014. When comparing the fourth quarter 2015 to the same quarter last year, the difference was driven by the favorable impact of $3.0 million in Federal and New York State historic tax credits realized in the fourth quarter 2014, as discussed above. As a result of the historic tax credits, the effective tax rate for the fourth quarter 2014 was 1.0%, compared with an effective tax rate of 24.5% in the current quarter and 24.8% in the third quarter 2015.

Income tax expense for the year was $10.5 million, representing an effective tax rate of 27.1% compared with an effective tax rate of 24.7% in 2014. The lower effective tax rate in 2014 reflects the historic tax credit benefit described above.

Balance Sheet and Capital Management

Total assets were $3.38 billion at December 31, 2015, up $23.4 million from $3.36 billion at September 30, 2015 and up $291.5 million from $3.09 billion at December 31, 2014. The increases were attributable to loan growth and higher investment security balances.

Total loans were $2.08 billion at December 31, 2015, up $47.5 million from September 30, 2015 and up $171.8 million from December 31, 2014. The increase in loans from the prior year was primarily attributable to organic growth in the commercial portfolio. Total investment securities were $1.03 billion at December 31, 2015, down $38.0 million or 4% from the end of the prior quarter and up $113.2 million or 12% compared with the end of 2014.

Total deposits were $2.73 billion at December 31, 2015, down $23.0 million from $2.75 billion at September 30, 2015 and up $280.0 million from $2.45 billion at December 31, 2014. The decrease during the fourth quarter 2015 was mainly due to seasonal outflows of municipal deposits, while the year-over-year increase is largely attributable to successful business development efforts. Public deposit balances represented 25% of total deposits at December 31, 2015 and 2014, compared to 27% at September 30, 2015.

Short-term borrowings were $293.1 million at December 31, 2015, up $51.7 million from September 30, 2015 and down $41.7 million from December 31, 2014. Short-term borrowings are typically utilized to manage the seasonality of municipal deposits.

Long-term borrowings, net of issuance costs, were $39.0 million at December 31, 2015 and September 30, 2015. There were no long-term borrowings outstanding at December 31, 2014. On April 15, 2015, the Company completed the sale of $40 million in aggregate principal amount of 6.00% fixed to floating rate subordinated notes due 2030 (the “Subordinated Notes”). The Subordinated Notes qualify as Tier 2 capital for regulatory purposes. The net proceeds from this offering were intended for general corporate purposes, including but not limited to, contribution of capital to Five Star Bank to support organic growth as well as opportunistic acquisitions.

Shareholders’ equity was $293.8 million at December 31, 2015, compared with $295.4 million at September 30, 2015 and $279.5 million at December 31, 2014. Common book value per share was $19.49 at December 31, 2015, a decrease of $0.11 from $19.60 at September 30, 2015 and an increase of $0.92 from $18.57 at December 31, 2014. Tangible common book value per share was $14.77 at December 31, 2015, compared to $14.81 at September 30, 2015 and $13.71 at December 31, 2014. When comparing the fourth quarter 2015 to the third quarter 2015, the decreases in shareholders’ equity and the book value per share amounts were primarily due to lower net unrealized gains on securities available for sale, a component of accumulated other comprehensive income.

During the fourth quarter 2015, the Company declared a common stock dividend of $0.20 per common share. The fourth quarter 2015 dividend returned 45% of fourth quarter net income to common shareholders.

The Company’s leverage ratio was 7.41% at December 31, 2015, compared to 7.29% at September 30, 2015 and 7.35% at December 31, 2014. The increases in the leverage ratio were due to higher regulatory capital, which excludes changes in accumulated other comprehensive income. During the second quarter of 2015, the Company contributed $34.0 million of net proceeds from the Subordinated Notes offering to the Bank as additional paid-in capital. The Bank’s leverage ratio and total risk-based capital ratio were 8.09% and 12.66%, respectively, at December 31, 2015.

Credit Quality

Non-performing loans were $8.4 million at December 31, 2015, compared to $8.5 million at September 30, 2015 and $10.2 million at December 31, 2014. The $1.7 million decrease from the prior year end was due to due to improvements in the commercial portfolios, partially offset by increases in non-performing residential real estate, home equity and indirect consumer loans on a larger consolidated base in the 2015 period. The ratio of non-performing loans to total loans was 0.41% at December 31, 2015 compared with 0.42% at September 30, 2015 and 0.53% at December 31, 2014.

The provision for loans losses for the fourth quarter 2015 was $2.6 million, an increase of $1.8 million from the prior quarter and $688 thousand from the fourth quarter 2014. The increase in the provision for loans losses during the fourth quarter 2015 was primarily due to loan growth. Net charge-offs were $2.0 million during the current quarter, a $169 thousand increase compared to the prior quarter and a $451 thousand increase from the fourth quarter 2014. The ratio of annualized net charge-offs to total average loans was 0.38% during the current quarter, compared to 0.35% during the prior quarter and 0.32% during the fourth quarter 2014.

The provision for loans losses for the full year 2015 was $7.4 million, down from $7.8 million in 2014. Net charge-offs were $7.9 million during the current year, a $1.0 million increase compared to the prior year. The ratio of annualized net charge-offs to total average loans was 0.40% during 2015 compared to 0.37% during the prior year.

The allowance for loans losses to total loans ratio was 1.30% at December 31, 2015 and September 30, 2015, compared with 1.45% at December 31, 2014. The allowance to non-performing loans ratio was 321% at December 31, 2015, compared with 311% at September 30, 2015, and 272% at December 31, 2014.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 60 ATMs throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 44 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans.  Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI and is a member of the NASDAQ OMX ABA Community Bank Index. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains financial information, such as tangible common equity, determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors’ assessments of its business and performance trends. In addition, the Company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the Company’s results and to assess performance in relation to the Company’s ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN and Courier Capital, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC.  Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

• U.S. Small Business Administration, Buffalo District Office, SBA Bank Reports Newsletter FYE15 (September 30, 2015)

*****

For additional information contact:
Kevin B. Klotzbach	Jordan Darrow
Chief Financial Officer & Treasurer	Darrow Associates
Phone: 585.786.1130	Phone: 631.367.1866
Email: KBKlotzbach@five-starbank.com	Email: jdarrow@darrowir.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2015				2014
	December 31,	September 30,	June 30,	March 31,	December 31,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$60,121	51,334	52,554	135,972	58,151
Investment securities:
Available for sale	544,395	577,509	772,639	639,275	622,494
Held-to-maturity	485,717	490,638	320,820	306,255	294,438

Total investment securities	1,030,112	1,068,147	1,093,459	945,530	916,932
Loans held for sale	1,430	1,568	448	656	755
Loans:
Commercial business	313,758	297,876	292,791	277,464	267,409
Commercial mortgage	566,101	548,529	536,590	479,226	475,092
Residential mortgage	98,309	96,279	95,162	97,717	100,101
Home equity	410,112	408,634	398,854	386,961	386,615
Consumer indirect	676,940	665,714	666,550	662,213	661,673
Other consumer	18,542	19,204	19,326	19,373	21,112

Total loans	2,083,762	2,036,236	2,009,273	1,922,954	1,912,002
Allowance for loan losses	27,085	26,455	27,500	27,191	27,637

Total loans, net	2,056,677	2,009,781	1,981,773	1,895,763	1,884,365
Total interest-earning assets (1) (2)	3,114,530	3,097,315	3,104,631	2,860,605	2,826,488
Goodwill and other intangible assets, net	66,946	67,925	68,158	68,396	68,639
Total assets	3,381,024	3,357,608	3,359,459	3,197,077	3,089,521
Deposits:
Noninterest-bearing demand	641,972	623,296	602,143	559,646	571,260
Interest-bearing demand	523,366	563,731	530,861	611,104	490,190
Savings and money market	928,175	942,673	910,215	922,093	795,835
Certificates of deposit	637,018	623,800	613,019	611,852	593,242

Total deposits	2,730,531	2,753,500	2,656,238	2,704,695	2,450,527
Short-term borrowings	293,100	241,400	350,600	175,573	334,804
Long-term borrowings, net	38,990	38,972	38,955	—	—
Total interest-bearing liabilities	2,420,649	2,410,576	2,443,650	2,320,622	2,214,071
Shareholders’ equity	293,844	295,434	284,435	286,689	279,532
Common shareholders’ equity (3)	276,504	278,094	267,095	269,349	262,192
Tangible common equity (4)	209,558	210,169	198,937	200,953	193,553
Unrealized gain (loss) on investment securities, net of tax	$443	5,270	(924)	5,241	1,933
Common shares outstanding	14,191	14,189	14,184	14,167	14,118
Treasury shares	207	209	214	231	280
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio (5)	7.41%	7.29	7.31	7.53	7.35
Common equity Tier 1 ratio (5)	9.77%	9.74	9.50	9.66	n/a
Tier 1 risk-based capital (5)	10.50%	10.49	10.25	10.45	10.47
Total risk-based capital (5)	13.35%	13.37	13.17	11.69	11.72
Common equity to assets	8.18%	8.28	7.95	8.42	8.49
Tangible common equity to tangible assets (4)	6.32%	6.39	6.04	6.42	6.41
Common book value per share	$19.49	19.60	18.83	19.01	18.57
Tangible common book value per share (4)	14.77	14.81	14.03	14.18	13.71

(1) Includes investment securities at adjusted amortized cost and non-performing investment securities.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) See Appendix A – Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

(5) 2015 ratios calculated under Basel III rules, which became effective January 1, 2015.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Years ended			2015			2014
	December 31,		Fourth	Third	Second	First	Fourth
	2015	2014	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$105,450	101,055	27,487	27,007	25,959	24,997	25,984
Interest expense	10,137	7,281	2,856	2,876	2,555	1,850	1,846

Net interest income	95,313	93,774	24,631	24,131	23,404	23,147	24,138
Provision for loan losses	7,381	7,789	2,598	754	1,288	2,741	1,910

Net interest income after provision
for loan losses	87,932	85,985	22,033	23,377	22,116	20,406	22,228

Noninterest income:
Service charges on deposits	7,742	8,954	1,862	2,037	1,964	1,879	2,186
Insurance income	5,166	2,399	1,236	1,265	1,057	1,608	1,420
ATM and debit card	5,084	4,963	1,311	1,297	1,283	1,193	1,269
Investment advisory	2,193	2,138	642	523	541	487	491
Company owned life insurance	1,962	1,753	514	488	493	467	504
Investments in limited partnerships	895	1,103	30	336	55	474	209
Loan servicing	503	568	87	153	96	167	118
Net gain on sale of loans held for sale	249	313	88	53	39	69	82
Net gain on investment securities	1,988	2,041	640	286	—	1,062	264
Net gain on sale of other assets	27	69	7	—	16	4	8
Amortization of tax credit investment	(390)	(2,323)	—	(390)	—	—	(2,323)
Other	4,918	3,372	2,163	957	911	887	927

Total noninterest income	30,337	25,350	8,580	7,005	6,455	8,297	5,155

Noninterest expense:
Salaries and employee benefits	42,439	38,595	11,332	10,278	10,606	10,223	10,551
Occupancy and equipment	13,856	12,829	3,365	3,417	3,375	3,699	3,324
Professional services	4,502	4,760	1,604	1,064	866	968	1,428
Computer and data processing	3,186	3,016	895	779	810	702	791
Supplies and postage	2,155	2,053	544	540	508	563	499
FDIC assessments	1,719	1,592	442	444	415	418	392
Advertising and promotions	1,120	805	331	312	238	239	196
Goodwill impairment charge	751	—	751	—	—	—	—
Other	9,665	8,705	2,564	2,484	2,418	2,199	2,198

Total noninterest expense	79,393	72,355	21,828	19,318	19,236	19,011	19,379

Income before income taxes	38,876	38,980	8,785	11,064	9,335	9,692	8,004
Income tax expense	10,539	9,625	2,150	2,748	2,750	2,891	84

Net income	28,337	29,355	6,635	8,316	6,585	6,801	7,920

Preferred stock dividends	1,462	1,462	365	366	366	365	365

Net income available to common shareholders	$26,875	27,893	6,270	7,950	6,219	6,436	7,555

FINANCIAL RATIOS AND STOCK DATA:
Earnings per share – basic	$1.91	2.01	0.44	0.56	0.44	0.46	0.54
Earnings per share – diluted	$1.90	2.00	0.44	0.56	0.44	0.46	0.54
Cash dividends declared on common stock	$0.80	0.77	0.20	0.20	0.20	0.20	0.20
Common dividend payout ratio (1)	41.88%	38.31	45.45	35.71	45.45	43.48	37.04
Dividend yield (annualized)	2.86%	3.06	2.83	3.20	3.23	3.54	3.15
Return on average assets	0.87%	0.98	0.78	0.99	0.81	0.89	1.03
Return on average equity	9.78%	10.80	8.86	11.41	9.19	9.68	11.07
Return on average common equity (2)	9.87%	10.96	8.89	11.60	9.24	9.75	11.25
Efficiency ratio (3)	61.58%	58.59	64.55	59.46	62.00	60.27	59.58
Stock price (Nasdaq: FISI):
High	$29.04	27.02	29.04	25.21	25.50	25.38	27.02
Low	$21.67	19.72	24.05	23.54	22.50	21.67	22.45
Close	$28.00	25.15	28.00	24.78	24.84	22.93	25.15

(1) Common dividend payout ratio equals dividends declared during the period divided by earnings per share for the equivalent period.

(2) Annualized net income available to common shareholders divided by average common equity.

(3) Efficiency ratio equals noninterest expense less other real estate expense and amortization and impairment of goodwill and other intangible assets as a percentage of net revenue, defined as the sum of tax-equivalent net interest income and noninterest income before net gains on investment securities, adjustments to contingent liabilities and amortizations of tax credit investment.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Years ended		2015				2014
	December 31,		Fourth	Third	Second	First	Fourth
	2015	2014	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$37	114	—	—	26	124	—
Investment securities (1)	1,014,171	877,673	1,049,217	1,067,815	1,029,640	907,871	876,932
Loans (2):
Commercial business	286,019	269,877	297,033	297,216	284,535	264,814	265,979
Commercial mortgage	522,328	473,372	554,327	545,875	509,317	478,705	473,694
Residential mortgage	97,651	107,254	98,111	96,776	96,474	99,264	101,982
Home equity	396,906	359,511	408,766	402,368	390,135	386,046	384,138
Consumer indirect	665,454	651,279	671,888	663,884	664,222	661,727	658,337
Other consumer	18,969	21,094	18,626	18,680	18,848	19,736	20,630

Total loans	1,987,327	1,882,387	2,048,751	2,024,799	1,963,531	1,910,292	1,904,760
Total interest-earning assets	3,001,535	2,760,174	3,097,968	3,092,614	2,993,197	2,818,287	2,781,692
Goodwill and other intangible assets, net	68,138	57,039	67,692	68,050	68,294	68,527	68,771
Total assets	3,269,890	2,994,604	3,353,702	3,343,802	3,263,111	3,115,516	3,052,499
Interest-bearing liabilities:
Interest-bearing demand	543,690	504,584	545,602	516,448	561,570	551,503	511,749
Savings and money market	908,614	783,784	960,768	903,491	929,701	839,218	824,661
Certificates of deposit	616,747	624,299	628,944	619,459	616,145	602,115	614,654
Short-term borrowings	262,494	247,956	241,957	329,050	226,577	251,768	232,935
Long-term borrowings, net	27,886	-	38,979	38,962	33,053	-	-

Total interest-bearing liabilities	2,359,431	2,160,623	2,416,250	2,407,410	2,367,046	2,244,604	2,183,999
Noninterest-bearing demand deposits	599,334	545,904	619,423	625,131	587,396	564,500	564,336
Total deposits	2,668,385	2,458,571	2,754,737	2,664,529	2,694,812	2,557,336	2,515,400
Total liabilities	2,980,183	2,722,730	3,056,541	3,054,573	2,975,762	2,830,557	2,768,693
Shareholders’ equity	289,707	271,874	297,161	289,229	287,349	284,959	283,806
Common equity (3)	272,367	254,533	279,821	271,889	270,009	267,619	266,466
Tangible common equity (4)	$204,229	197,494	212,129	203,839	201,715	199,092	197,695
Common shares outstanding:
Basic	14,081	13,893	14,095	14,087	14,078	14,063	14,049
Diluted	14,135	13,946	14,163	14,139	14,121	14,113	14,112
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Federal funds sold and interest-earning deposits	0.40%	0.14	—	—	0.39	0.19	—
Investment securities	2.46%	2.44	2.47	2.46	2.44	2.47	2.48
Loans	4.21%	4.38	4.22	4.16	4.18	4.27	4.44
Total interest-earning assets	3.62%	3.76	3.63	3.57	3.58	3.69	3.82
Interest-bearing demand	0.14%	0.12	0.15	0.15	0.14	0.11	0.11
Savings and money market	0.13%	0.12	0.14	0.14	0.12	0.10	0.11
Certificates of deposit	0.87%	0.78	0.88	0.89	0.87	0.84	0.82
Short-term borrowings	0.41%	0.37	0.49	0.41	0.38	0.37	0.36
Long-term borrowings, net	6.28%	-	6.34	6.34	6.23	—	—
Total interest-bearing liabilities	0.43%	0.34	0.47	0.47	0.43	0.33	0.34
Net interest rate spread	3.19%	3.42	3.16	3.10	3.15	3.36	3.48
Net interest rate margin	3.28%	3.50	3.26	3.20	3.24	3.43	3.56

(1) Includes investment securities at adjusted amortized cost.

(2) Includes nonaccrual loans.

(3) Excludes preferred shareholders’ equity.

(4) See Appendix A – Non-GAAP to GAAP Reconciliation for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2015				2014
	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter

ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$26,455	27,500	27,191	27,637	27,244
Net loan charge-offs (recoveries):
Commercial business	133	68	(73)	1,093	(15)
Commercial mortgage	23	12	194	520	(57)
Residential mortgage	59	3	9	22	22
Home equity	75	64	145	74	(4)
Consumer indirect	1,519	1,475	645	1,317	1,420
Other consumer	159	177	59	161	151

Total net charge-offs	1,968	1,799	979	3,187	1,517
Provision for loan losses	2,598	754	1,288	2,741	1,910

Ending balance	$27,085	26,455	27,500	27,191	27,637

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	0.18%	0.09	-0.10	1.67	-0.02
Commercial mortgage	0.02%	0.01	0.15	0.44	-0.05
Residential mortgage	0.24%	0.01	0.04	0.09	0.09
Home equity	0.07%	0.06	0.15	0.08	0.00
Consumer indirect	0.90%	0.88	0.39	0.81	0.86
Other consumer	3.39%	3.76	1.26	3.31	2.90
Total loans	0.38%	0.35	0.20	0.68	0.32
Supplemental information (1)
Non-performing loans:
Commercial business	$3,922	3,064	4,643	4,587	4,288
Commercial mortgage	947	1,802	3,070	3,411	3,020
Residential mortgage	1,325	1,523	1,628	1,361	1,194
Home equity	758	792	619	672	463
Consumer indirect	1,467	1,292	728	994	1,169
Other consumer	21	20	20	47	19

Total non-performing loans	8,440	8,493	10,708	11,072	10,153
Foreclosed assets	163	286	165	139	194
Total non-performing assets	$8,603	8,779	10,873	11,211	10,347

Total non-performing loans to total loans	0.41%	0.42	0.53	0.58	0.53
Total non-performing assets to total assets	0.25%	0.26	0.32	0.35	0.33
Allowance for loan losses to total loans	1.30%	1.30	1.37	1.41	1.45
Allowance for loan losses to non-performing loans	321%	311	257	246	272

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Non-GAAP to GAAP Reconciliation (Unaudited)
(In thousands, except per share amounts)

Years ended			2015				2014
December 31,			Fourth	Third	Second	First	Fourth
2015		2014	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$3,381,024	3,357,608	3,359,459	3,197,077	3,089,521
Less: Goodwill and other intangible assets, net			66,946	67,925	68,158	68,396	68,639

Tangible assets (non-GAAP)			$3,314,078	3,289,683	3,291,301	3,128,681	3,020,882

Ending tangible common equity:
Common shareholders’ equity			$276,504	278,094	267,095	269,349	262,192
Less: Goodwill and other intangible assets, net			66,946	67,925	68,158	68,396	68,639

Tangible common equity (non-GAAP)			$209,558	210,169	198,937	200,953	193,553

Tangible common equity to tangible assets (non-GAAP) (1)			6.32%	6.39	6.04	6.42	6.41
Common shares outstanding			14,191	14,189	14,184	14,167	14,118
Tangible common book value per share (non-GAAP) (2)			$14.77	14.81	14.03	14.18	13.71
Average tangible common equity:
Average common equity	$272,367	254,533	279,821	271,889	270,009	267,619	266,466
Average goodwill and other intangible assets, net	68,138	57,039	67,692	68,050	68,294	68,527	68,771

Average tangible common equity (non-GAAP)	$204,229	197,494	212,129	203,839	201,715	199,092	197,695

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.